Exhibit 99.1

PRESS RELEASE

Illumina Appoints Bob Ragusa as Chief Executive Officer (CEO) of GRAIL

Ragusa succeeds Hans Bishop, who will continue to serve as Advisor to the CEO through end of 2021

SAN DIEGO, Oct. 14, 2021 / PRNewswire / -- Illumina, Inc. (NASDAQ:ILMN) today announced that Bob Ragusa has been appointed as Chief Executive Officer of GRAIL, a healthcare company whose mission is focused on multi-cancer early detection, effective immediately. GRAIL currently operates as a separate and independent unit of Illumina.

“With over three decades of experience in genomics, Bob possesses the strategic vision and strong track record of execution to successfully scale GRAIL and bring its breakthrough early cancer detection test to billions around the world,” said Francis deSouza, Chief Executive Officer, Illumina, Inc. “His extensive experience building and leading high-performing organizations, as well as his deep understanding of our industry, make Bob the perfect fit to lead GRAIL. I’d also like to thank Hans for his leadership and commitment to advancing multi-cancer early detection.”

Hans Bishop, who has been Chief Executive Officer since June 2019, has chosen to step down and will serve as Advisor to Bob Ragusa through the end of 2021.

“Successfully bringing Galleri™, GRAIL’s multi-cancer early detection test, to market has been one of the proudest achievements of my career,” said Hans Bishop. “I am grateful to have led GRAIL over the last two and a half years. With Illumina, GRAIL’s world-class talent will advance innovation to further accelerate the development and commercialization of new diagnostic tools and services in the fight against cancer.”

Ragusa is one of the most respected leaders in the industry with over 30 years of experience in genomics. As Illumina’s Chief Operations Officer, he was responsible for significantly scaling the business to serve over seven thousand customers in more than 140 countries. He was also responsible for Illumina’s Clinical Lab Services which processed millions of genomic samples per year.  His organization included the global Manufacturing, Clinical Lab Services, Supply Chain, Quality, Life Cycle Management, Information Technology, and Global Facilities and Real Estate teams, all committed to ensuring high product quality and customer satisfaction.

Before joining Illumina in 2013, Ragusa was Executive Vice President of Engineering and Global Operations at Accuray, a radiation oncology company, where he and his team were responsible for the development, manufacturing and distribution of innovative precision treatment solutions. Ragusa served as Senior Vice President of Global Operations for Applied Biosystems, where he played an instrumental role in ramping up the availability of QPCR, as well as the sequencing systems that were used by the Human Genome Project.

“Leading GRAIL is the culmination of my career, including my work in genomics, oncology and scaling businesses to increase access to groundbreaking products that positively impact human health,” said Ragusa. “I am honored to lead this talented team during a time of extraordinary growth and discovery with the express purpose of deploying innovation and cutting-edge science to help save lives.”

Ragusa holds a Master of Science in Biomedical and Electrical Engineering from Carnegie Mellon University as well as a Bachelor of Science in Electrical Engineering and a Master of Business Administration from the University of Connecticut.

About Illumina

Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, and YouTube.

Investors:
Brian Blanchett
858.291.6421
IR@illumina.com

Media:
Dr. Karen Birmingham
EMEA: +44 7500 105665
US: 646.355.2111
kbirmingham@illumina.com

Use of forward-looking statements

This release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties associated with the development and commercialization of, and our ability to develop and commercialize, the products of GRAIL, including the Galleri cancer screening test.  Among the important factors that could cause actual results to differ materially from those expressed in any forward-looking statements are: (i) challenges inherent in developing and launching new products and services; (ii) our ability to deploy new products, services and applications, and to expand the markets for our technology platforms; (iii) our ability to accelerate our innovation and reduce customer costs; (iv) the acceptance by customers of our products, which may or may not meet our and their expectations; (v) the risks and costs associated with the integration of, and our ability to integrate, GRAIL’s business successfully to achieve anticipated synergies, including any delay in integration following any hold separate period; (vi) our ability to obtain regulatory clearance for GRAIL’s products from government agencies; (vii) our ability to obtain approval by third-party payors to reimburse patients for GRAIL’s products; (viii) the risk that disruptions from the consummation of our recent acquisition of GRAIL or any associated legal or regulatory proceedings or obligations will harm our business, including current plans and operations; (ix) potential adverse reactions or changes to business relationships resulting from the consummation of our recent acquisition of GRAIL and (x) legislative, regulatory and economic developments, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations or to provide interim reports or updates on the progress of the current quarter.

Source Illumina, Inc.